EXHIBIT 99.1

FOR IMMEDIATE RELEASE	OTCBB: ZORM

January 18, 2012

ZORO MINING ANNOUNCES COMPLETION OF FIRST PHASE OF FINANCING

TUCSON, AZ – (Marketwire – Jan. 18, 2012) – Zoro Mining Corp. ("Zoro" the "Company") (OTCBB: ZORM) is pleased to announce it has completed a non-brokered private placement (the "Offering") of 7,866,666 (the "units") at $0.15 per Unit, for total gross proceeds of $1,180,000.  Each Unit consist of one common share in the capital of the Company (each, a "Common Share") and one half common share purchase warrant (each, a "Warrant") entitling the purchaser to acquire one additional Common Share at the exercise price of $0.25 per Common Share until December 13, 2013.

The Company intends to use proceeds from the Offering as financing to fund further exploration at the Yura project in Peru.

All of the securities issued by the Company in connection with the Offering are restricted securities within the meaning of Rule 144.

About Zoro Mining Corp.

Zoro Mining Corp. is a junior exploration company advancing gold and copper projects in South America, with a major focus on large-scale, open pittable targets in Peru and Chile.  Zoro's key projects are Yura, Don Beno, Piedra Parada and Fritis properties. For further information, please visit Zoro’s website at www.zorominingcorp.com.

Investor Relations

1 888 486 5613

Zoro Mining Corp
110 – 3040 N. Campbell Avenue
Tucson AZ 85719
www.zorominingcorp.com

Forward Looking Statements
This news release contains forward-looking statements. Forward looking statements in this news release include:  that the Company intends to use net proceeds from the Offering as financing to fund further exploration on the Yura project in Peru. There can be no certainty regarding the ability of the Company to achieve these results. Factors which may delay or prevent these results from coming to fruition include weather and access impediments; inability of consultants to complete the exploration programs due to permitting issues,our potential  inability to raise funds on acceptable terms or at all, our potential inability to contract equipment and labor,  current economic conditions and the state of mineral exploration and mineral prices in general.  As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies as disclosed on EDGAR to understand the many risks facing our company